Exhibit 99.1

N E W S B U L L E T I N FROM:	RE:	Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (916) 939-7285

IMMEDIATE RELEASE:

SEPTEMBER 30, 2009

HEADWATERS INCORPORATED ANNOUNCES AMENDMENT TO SENIOR DEBT AGREEMENT

SOUTH JORDAN, UTAH, SEPTEMBER 30, 2009 (NYSE: HW) – HEADWATERS INCORPORATED announced it has amended its senior secured credit facility under which it currently has outstanding $188.0 million, consisting of a first lien term loan in the amount of $163.0 million and $25.0 million of borrowings under a revolving credit arrangement (“Existing Revolver”), after repaying approximately $7.7 million under the Existing Revolver in connection with the amendment.

The amendment addresses two issues of concern to the company. First, the amendment extends the Existing Revolver maturity date until October 30, 2009 in order to provide necessary time to complete the asset based loan facility (the “ABL Facility”) currently in process. The ABL Facility is intended to repay in full all outstanding borrowings on the Existing Revolver. Second, the amendment permits a broader scope of priority collateral to be granted to the lenders under the ABL Facility. Headwaters anticipates that the revised priority collateral package, which can now include all inventory and receivables of the company and its subsidiaries, should help facilitate additional borrowing capacity under the ABL Facility in the future.

“We are pleased to have successfully concluded this amendment to our senior debt, providing Headwaters time to complete the final documentation of our fully syndicated $70 million ABL,” said Steven Stewart, Headwaters’ Chief Financial Officer. “In addition, we repaid $7.7 million of our existing revolver balance out of positive cash flow from the business. In the quarter, we reduced total indebtedness by over $75 million and senior indebtedness by over $42 million.”

Certain changes under the amended senior secured credit agreement include the following:

•	Broadening the scope of ABL priority collateral

•	Extending the Existing Revolver termination date to October 30, 2009

•	Other amendments to the term loan credit facility that establish part of the relationship between the term loan and the ABL Facility

•	Limited waiver of the total leverage covenant for the quarter ending September 30, 2009 until five days after the Existing Revolver termination date

•	Reduction in Existing Revolver credit commitments to $25 million as well as an obligation to apply certain proceeds up to $5 million to pay down the Existing Revolver.

In connection with obtaining the amendment, Headwaters will pay fees and expenses of approximately $0.6 million.

About Headwaters Incorporated

Headwaters Incorporated’s vision is to improve sustainability by transforming underutilized resources into valuable products. Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Through its energy, coal combustion products and building products businesses, the Company earns a revenue stream that helps to provide the capital to expand and acquire synergistic new business opportunities.

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters Resources and its parent Headwaters Incorporated intend that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, other strategic business opportunities, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, and the marketability of the coal combustion products, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2008, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

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